JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

  In accordance with Rule 13d-1(k) promulgated under the Securities Act of 1934, as amended, the undersigned hereby each agree that reports on Schedule 13D, and amendments thereto, with respect to the Common Stock of Seabright Holdings, Inc. may be filed in a single statement on behalf of each of the undersigned and that this Agreement may be included as an exhibit to such joint filing.




Date: January 6, 2012

                                                   STEVEN M. MARIANO

                                                  /s/ Steven M. Mariano


                                       PATRIOT NATIONAL INSURANCE GROUP, INC.



                                      By:  /s/ Steven M. Mariano
                                          Steven M. Mariano, President